Exhibit 99.1

NEWS RELEASE

Diversa Reports Financial Results for its 2nd Quarter

Ended June 30, 2005

Product-Related Revenues Increase More Than 100% Over Prior Year

SAN DIEGO, CA, July 25, 2005 - Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and six months ended June 30, 2005. Revenues for the quarter and six months ended June 30, 2005 were $14.2 million and $27.0 million, respectively, compared to $14.7 million and $26.5 million, respectively, for the same periods in 2004. The net loss for the quarter and six months ended June 30, 2005 was $11.0 million, or $0.25 per share, and $23.0 million, or $0.52 per share, respectively. The net loss for the quarter and six months ended June 30, 2004 was $8.0 million, or $0.18 per share, and $18.2 million, or $0.42 per share, respectively. At June 30, 2005, the Company had cash, cash equivalents, and short-term investments totaling $76.6 million.

For the quarter and six months ended June 30, 2005, the Company achieved increases in revenues from product-related sales compared to the same periods in 2004. Product-related revenues increased 132% and 114% for the quarter and six months ended June 30, 2005 as compared to the same periods in 2004. This increase is primarily attributable to increased revenue associated with Phyzyme™ XP phytase sold through the Company’s collaboration with Danisco Animal Nutrition. During the quarter ended June 30, 2005, the Company recognized, for the first time, revenues related to profit sharing on Phyzyme™ XP phytase

For the quarter and six months ended June 30, 2005 collaborative revenues decreased to $9.0 million and $18.2 million compared to $11.0 million and $19.8 million for the same periods in 2004. The decreases in collaborative revenues are primarily attributable to $1.8 million in milestones and approximately $1 million in exclusivity fees under the company’s former Zymetrics contract joint venture agreements with Syngenta, which were not repeated in the current periods. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements, regulatory approval timelines for new products, and an expected increase in product-related revenue based upon new product introductions.

The increase in the net loss for the quarter and six months ended June 30, 2005 was attributable primarily to timing of milestones and the Company’s continued

shift in revenue mix toward a higher percentage of product sales. Gross margins for the quarter and six months ended June 30, 2005 were negative principally as a result of increased fixed costs related to expanded manufacturing capacity to support anticipated growth in product-related revenues as well as the mix of products sold. In addition, the Company incurred increased research and development expenses during the first quarter of 2005 related to increased spending on pre-clinical studies for the Company’s pharmaceutical programs.

“During the second quarter, we made significant progress in achieving our 2005 objectives,” stated Jay M. Short, Ph.D., President and Chief Executive Officer.

Second quarter 2005 accomplishments include:

•	Expanding Diversa’s antibody optimization agreement with Merck;

•	Meeting a key milestone under Diversa’s collaboration with Xoma for antibody optimization;

•	Launching Ultra-Thin enzyme for the bioethanol market in collaboration with Valley Research;

•	Achieving important milestones in Diversa’s biorefinery collaboration with DuPont in the development of candidate enzymes for ethanol and other value-added chemicals; and

•	Initiation of an important new collaboration with Cargill for enzymatic synthesis of a proprietary product.

“We are pleased to report that product sales have more than doubled over the same periods last year and have substantially increased over the first quarter this year,” continued Dr. Short. “Increased sales volumes of Phyzyme™ XP phytase have now allowed our partner, Danisco, to achieve a cumulative profit under our collaboration with them, and this quarter marks the initiation of profit-sharing revenues in addition to the manufacturing revenues that we have received to date for this product. We expect this profit-sharing to become a more significant part of our product revenue stream in the second half of the year. We further expect a majority of our product-related revenue to occur in the second half of the year as we continue to ramp the sales of our recently launched products, including Bayovac SRS and Luminase PB-100 enzyme.”

Conference Call Information

Diversa will host a conference call with live Internet broadcast on Tuesday, July 26, 2005, at 1:00p.m. EDT. The call will provide a review of accomplishments and financial results for the first half of the year and financial guidance.

This call is being webcast by Thomson/CCBN and can be accessed at Diversa’s web site at http://www.diversa.com/webcast. Individual investors can listen through Thomson’s individual investor portal at www.earnings.com. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. The Company is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with agricultural, chemical, industrial, and pharmaceutical applications. Diversa has established alliances and joint ventures with market leaders, such as Bayer Animal Health, Cargill Health and Food Technologies, DuPont Bio-Based Materials, GlaxoSmithKline, Medarex, Merck, and Xoma. In addition, the Company has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuations in revenues and the factors that could cause revenues to fluctuate, the expected increase in profit-sharing from Phyzyme XP sales during the second half of 2005, the expected increase in product-related revenue during the second half of 2005, and the expected increased demand for the Company’s products during 2005, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products (including by obtaining any required regulatory approvals) using the Company’s technologies and the timing for launching any commercialized products, the development or availability of competitive products or technologies, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements and licenses. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Collaborative	$8,953	$11,013	$18,207	$19,800
Grant	2,755	2,641	4,777	4,839
Product-related	2,477	1,067	4,030	1,879

Total revenues	14,185	14,721	27,014	26,518

Operating expenses:
Cost of product revenue	3,086	646	4,778	1,205
Research and development	18,148	18,267	37,623	35,943
Selling, general and administrative	3,232	3,214	6,236	6,440
Amortization of intangible assets	651	651	1,301	1,302
Non-cash, stock-based compensation	279	—	413	—

Total costs and expenses	25,396	22,778	50,351	44,890

Loss from operations	(11,211)	(8,057)	(23,337)	(18,372)
Interest and other income, net	234	42	374	202

Net loss	$(10,977)	$(8,015)	$(22,963)	$(18,170)

Basic and diluted net loss per share	$(0.25)	$(0.18)	$(0.52)	$(0.42)
Weighted average shares used in computing basic and diluted net loss per share	44,589	43,329	44,368	43,225

Condensed Consolidated Balance Sheets (in thousands)

	June 30, 2005 (unaudited)	December 31, 2004
Cash, cash equivalents and short-term investments	$76,558	$98,193
Accounts receivable	9,723	5,771
Other current assets	4,114	3,252
Property and equipment, net	25,484	27,019
Other assets	47,064	49,821

Total assets	$162,943	$184,056

Current liabilities	$19,096	$18,393
Deferred revenue	5,489	5,892
Long-term liabilities	8,425	8,825
Stockholders’ equity	129,933	150,946

Total liabilities and stockholders’ equity	$162,943	$184,056

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Contact:

Martin Sabarsky

Corporate Development & Investor Relations

(858) 526-5166